Exhibit 4.5

Issuer Consent Agreement, dated as of October 24, 2003, by and among Sovereign Risk Insurance Ltd., as Agent for the Insurers, Banco Bradesco S.A., acting through its Grand Cayman branch, and Banco Bradesco S.A., acting through its principal office in Brazil.

CONFORMED COPY

ISSUER CONSENT AGREEMENT

among

SOVEREIGN RISK INSURANCE LTD.,
as Agent for the Insurers

BANCO BRADESCO S.A.,
acting through its Grand Cayman branch

and

BANCO BRADESCO S.A.,
acting through its principal office in Brazil

dated as of October 24, 2003

TABLE OF CONTENTS

2

ISSUER CONSENT AGREEMENT

This Issuer Consent Agreement ("Agreement") is dated as of October 24, 2003 and is made by and among Sovereign Risk Insurance Ltd., as agent for the Insurers ("Sovereign"), Banco Bradesco S.A., a financial institution duly organized and existing under the laws of the Federative Republic of Brazil, acting through its Grand Cayman branch (the "Issuer"), and Banco Bradesco S.A., a financial institution duly organized and existing under the laws of the Federative Republic of Brazil, acting through its head office located at Cidade de Deus, Vila Yara, City of Osasco, State of Sao Paulo, Federative Republic of Brazil, of which the Issuer is a branch (the "Foreign Enterprise").

WHEREAS, the Issuer has entered into an Indenture dated as of October 24, 2003 (the "Indenture") with The Bank of New York Trust Company (Cayman) Limited, as Trustee (the "Insured") authorizing the issuance of U.S. $500,000,000 8.75% Subordinated Notes due 2013 (the "Notes");

WHEREAS, it is a condition precedent to Sovereign entering into the Policy (as defined below) that the Issuer and the Foreign Enterprise, on the terms and conditions set forth herein, enter into this Agreement in order to provide certain indemnities, and to provide certain other agreements of the Issuer and the Foreign Enterprise as set forth herein;

WHEREAS, the Issuer and the Foreign Enterprise desire to induce Sovereign to enter into the Policy, and are therefore willing, on the terms and conditions set forth herein, to enter into this Agreement;

WHEREAS, the Issuer and the Foreign Enterprise understand that Sovereign has issued, or will issue, the Policy based on the execution of this Agreement by the Issuer and the Foreign Enterprise as well as other underwriting considerations;

WHEREAS, it is a condition of the ongoing effectiveness of the Policy that the Issuer and the Foreign Enterprise enter into this Agreement and that this Agreement remains in full force and effect without default, subject to the terms hereof, for the term of the Policy; and

NOW, THEREFORE, in consideration of the premises and of the other agreements contained herein, it is hereby agreed as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01 Defined Terms.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Policy. The following capitalized terms used herein shall have the definitions specified below:

"Agreement" has the meaning set forth in the recitals.

"Event of Default" has the meaning set forth in Section 4.01.

"Foreign Enterprise" has the meaning set forth in the recitals.

"Indenture" has the meaning set forth in the recitals.

"Issuer" has the meaning set forth in the recitals.

"Insured" has the meaning set forth in the recitals.

"Notes" has the meaning set forth in the recitals.

"Permitted Brazilian Investments" means liquid investments which accrue interest at least equal to CDI (Certificado de Deposito Interbancario) or any other benchmark interest rate that replaces CDI, if available.

"Policy" means the Policy of Insurance No. 03-255, dated October 24, 2003 issued by Sovereign Risk Insurance Ltd., as agent for the Insurers, to The Bank of New York Trust Company (Cayman) Limited, as Trustee.

"Purchase Agreement" means the Purchase Agreement, dated October 20, 2003, between the Issuer and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

"Project" means the issuance and sale of the Notes. The Issuer will use the proceeds of the Notes for general corporate purposes.

"Sovereign" has the meaning set forth in the recitals.

Section 1.02 Interpretation.

In this Agreement, unless otherwise indicated or required by the context:

(a) Reference to and the definition of any document (including this Agreement) shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified from time to time;

(b) All references to an "Article," "Section," "Schedule," or "Exhibit" are to an Article or Section hereof or to a Schedule or an Exhibit attached hereto;

(c) The table of contents, and Article and Section headings, and other captions are for the purpose of reference only and do not expand, limit, or affect the meaning of the terms and provisions hereof or the interpretation thereof;

(d) Defined terms in the singular include the plural and vice versa, and the masculine, feminine, and neuter gender include all genders;

(e) The words "hereof," "herein," and "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "include," "includes," and "including" mean include, includes, and including "without limitation" and "without limitation by specification";

(f) Any reference to a time of day means the time of day in New York, New York;

(g) Terms capitalized for other than grammatical purposes which are defined in (i) the introductory paragraph hereof, and (ii) the recitals hereof have the meanings assigned to them therein; and

(h) Phrases such as "satisfactory to Sovereign," "in such manner as Sovereign may determine," "to Sovereign's satisfaction," "at Sovereign's election," and phrases of similar import authorize and permit Sovereign to approve, disapprove, act, or decline to act in its sole discretion.

ARTICLE TWO

REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND THE FOREIGN ENTERPRISE

The Issuer and the Foreign Enterprise represent and warrant to Sovereign at the date hereof that:

Section 2.01 Existence, Power and Authority of the Issuer and the Foreign Enterprise.

The Foreign Enterprise is a company duly organized as a sociedad anônima, validly existing and in good standing under the laws of the Federative Republic of Brazil. The Issuer is a branch of the Foreign Enterprise duly registered to conduct banking business in the Cayman Islands. The Issuer is a part of the Foreign Enterprise and has no separate legal status or existence. The Foreign Enterprise is responsible under Brazilian law for all obligations of the Issuer. Each of the Issuer and the Foreign Enterprise are duly authorized to do business in each jurisdiction in which its business makes such authorization necessary, has the requisite power to own and operate its properties, to carry on its business and to issue the Notes, to borrow money and to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party. Each of the Issuer's and the Foreign Enterprise's execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party: (i) have been duly authorized by all necessary corporate action, and (ii) do not violate any applicable regulation or ruling of any governmental authority. The execution and delivery by the Foreign Enterprise of this Agreement will cause it to constitute the legal, valid and binding obligation of the Foreign Enterprise enforceable against it in accordance with its terms. The execution and delivery by the Issuer of this Agreement will cause it to constitute the legal, valid and binding obligation of the Issuer enforceable against it in accordance with its terms. All consents and approvals of any person or any governmental authority, including shareholders of the Issuer and the Foreign Enterprise, required in connection with the execution, delivery, and performance of this Agreement, or the validity or enforceability of this Agreement have been obtained.

Section 2.02 Disclosure.

All documents, reports or other written information pertaining to the Issuer, the Foreign Enterprise and the Project (including, without limitation, the Submission Materials, the Purchase Agreement, this Agreement and the Transaction Documents) that have been furnished to Sovereign are true and correct as at the date on which they were delivered to Sovereign, and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading.

Section 2.03 Prior Knowledge.

Neither the Issuer nor the Foreign Enterprise has knowledge of any existing restrictions in the Host Country on convertibility or transfer of Policy Currency that would restrict the Issuer or the Foreign Enterprise from making Scheduled Payments, Premium Payments or amounts payable under this Agreement in Policy Currency from onshore sources within the Host Country other than laws of general application requiring prior approval of the Central Bank in order to make such payments, which neither the Issuer nor the Foreign Enterprise has obtained, as the present intention as contemplated by the Transaction Documents is to make such payments from offshore sources outside the Host Country.

Neither the Issuer nor the Foreign Enterprise has specific knowledge, nor does such party have any reason to believe, that it would not have been able to obtain the approval of the Central Bank at the inception of the Policy had it applied to make payments on the Notes or payments hereunder from onshore sources within the Host Country at the inception of the Policy. Neither the Issuer nor the Foreign Enterprise has specific knowledge, nor does such party have any reason to believe, except as set forth below, that it will not be able to obtain the approval of the Central Bank if required during the Policy Period in connection with Scheduled Payments, Premium Payments, or amounts payable under this Agreement to be made from onshore sources within the Host Country; provided, that, any such approval of the Central Bank is discretionary on the part of the Central Bank and neither the Issuer nor the Foreign Enterprise can provide assurance that it will be able to obtain such approval if and when such party seeks such approval in accordance with the terms of this Agreement.

Section 2.04 Corrupt Practices.

Neither the Issuer nor the Foreign Enterprise has knowledge that it or any of its officers, directors, employees or agents have been held by any court of competent jurisdiction to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, which could affect any material aspect of the Notes.

Section 2.05 Submission Materials.

The Submission Materials are true and complete as of the inception of the Policy, and no material information that might affect the decision of Sovereign to issue the Policy has been withheld. If the information provided by the Issuer or the Foreign Enterprise in the Submission Materials, or any representation or warranty of the Issuer or the Foreign Enterprise in this Agreement is untrue or incorrect in any material respect, Sovereign may declare coverage under the Policy to be void ab initio, but Sovereign will be entitled to retain as an administration fee 100 percent of any earned premiums that have been paid in respect of the Policy, other than the Initial Refundable Premium (which shall not be returned to Sovereign after its deposit in the Reserve Account on the date of the Policy).

Section 2.06 Transaction Documents.

The copies of the Transaction Documents provided by the Issuer to Sovereign are true and complete; provided, however, that if the Policy is issued prior to the execution of the Transaction Documents, then (i) true and complete copies of the Transaction Documents must be provided to Sovereign within 30 days of their execution, but in no event later than 90 days from the effective date of the Policy, and (ii) such Transaction Documents must be, in Sovereign's sole determination, either (A) similar in all material respects to the draft copies earlier provided, or (B) satisfactory in form and substance to Sovereign.

ARTICLE THREE

COVENANTS OF THE ISSUER and the Foreign Enterprise

Section 3.01 Due Diligence.

Each of the Issuer and the Foreign Enterprise shall at all times use due diligence and do, and concur in doing, and permit to be done, all things reasonably practicable at its own expense to avoid or diminish a loss under the Policy. Each of the Issuer and the Foreign Enterprise shall obtain and maintain all licenses, applications and approvals necessary from the Host Government and the Government of the Cayman Islands in order to make the Scheduled Payments, the Premium Payments, and any amounts payable hereunder from the Grand Cayman branch as contemplated by this Agreement, the Policy and the Indenture. If at any time during the Policy Period it becomes necessary for the Issuer or the Foreign Enterprise to make Scheduled Payments, Premium Payments, and/or amounts payable hereunder from onshore sources within the Host Country, the Issuer and the Foreign Enterprise agree to use reasonable efforts to obtain and maintain all licenses, applications and approvals necessary from the Host Government in order to make such payment from onshore sources within the Host Country. In connection with any application for compensation of a Loss, the Issuer and the Foreign Enterprise shall make all reasonable efforts within the Host Country to convert Local Currency into Policy Currency or to transfer or cause the Insured to transfer such Policy Currency through all customary legal channels for transactions of the type contemplated in the Transaction Documents until compensation reimbursing Sovereign for payment of such Loss is paid to Sovereign.

Section 3.02 Confidentiality.

Neither the Issuer nor the Foreign Enterprise shall disclose the terms of this Agreement or the Policy at any time to any third party other than to such party's own professional, financial and legal advisors, translators and rating agencies, and except as may be required by law, regulations, legal process, or bank regulators (including, without limitation, the Central Bank and its advisors, the United States Securities and Exchange Commission ("SEC") and its advisors, and notaries public required for the purpose of compliance with the rules and regulations of the Central Bank or the SEC), in each case on a confidential basis, without the prior written consent of Sovereign, which shall not be unreasonably withheld. The Issuer and the Foreign Enterprise shall request that such third parties keep such information confidential but it is understood that the Issuer and the Foreign Enterprise can give no assurance that they will do so. For the avoidance of doubt, nothing herein shall prevent (i) the Issuer and/or the Foreign Enterprise from including summaries of the material terms, conditions and exclusions of the Policy or this Agreement in any disclosure document prepared or approved by them in connection with the issue, offering and listing of the Notes, and (ii) the rating agencies from including summaries of the material terms of the Policy in their research reports, provided, however, that in any such case such summaries do not contain information about the amount of premiums payable under the Policy or the Premium Rate.

Section 3.03 Compliance with Law.

The Issuer and the Foreign Enterprise and each of their officers, directors, and employees have complied with and shall continue to comply with all applicable laws and regulations (including, without limitation, Central Bank regulations) of the Federative Republic of Brazil, the Cayman Islands, and the applicable securities laws and regulations of the United States of America and the United Kingdom, in connection with this Agreement, the Notes and the Policy.

Section 3.04 Access to Records; Inspection.

Upon request from Sovereign, the Issuer and the Foreign Enterprise shall furnish to Sovereign all information and data reasonably requested by Sovereign with respect to their operations relating to the Notes, the Policy or this Agreement which the Issuer and the Foreign Enterprise may disclose in accordance with all applicable law. Sovereign shall not disclose such information to any third party other than the Insurers and to its professional, financial and legal advisers and except as may be required by law, regulations, legal process or insurance regulators, without the consent of the Issuer, which shall not be unreasonably withheld. The Issuer and the Foreign Enterprise shall also give access, upon reasonable notice, to Sovereign or its representatives during normal business hours to personnel of the Issuer and the Foreign Enterprise and to permit them to inspect such information and data.

Section 3.05 Notice of Default and of Deferral Period.

The Issuer and the Foreign Enterprise shall immediately notify Sovereign of (i) the occurrence of any Event of Default and of any event or condition known to any of its officers that with the passage of time or the giving of notice, or both, would constitute an Event of Default, and (ii) any circumstance known to the Issuer or the Foreign Enterprise that may render Sovereign liable under the Policy, including if the Issuer or the Foreign Enterprise has reason to believe it will not be able to convert Local Currency and/or transfer Policy Currency during the Waiting Period. The Issuer or the Foreign Enterprise shall promptly notify Sovereign of the commencement of any Deferral Period and of the termination of any Deferral Period.

Section 3.06 No Alteration of Agreements.

Notice to or knowledge possessed by either the Issuer, the Foreign Enterprise, or Sovereign shall not effect a waiver or change in any part of this Agreement. Neither the Issuer nor the Foreign Enterprise shall consent to any modification, waiver, or amendment of any Transaction Document without Sovereign's prior written consent, which consent shall not be unreasonably withheld; provided, however, that consent of Sovereign shall not be required if such modification, waiver, or amendment (i) does not relate to a Scheduled Payment, (ii) with respect to the Notes, does not require the consent of each of the Holders under the terms of the Indenture, (iii) does not present a material possibility of adversely affecting the rights, benefits, or obligations of Sovereign under the Policy, and (iv) does not present a material possibility of adversely affecting the enforcement of any rights under the Transaction Documents that are material to the rights, benefits or obligations of Sovereign, as subrogee or otherwise; provided, further, that in no event shall the Issuer or the Foreign Enterprise consent to any rescheduling or restructuring of the Scheduled Payments without Sovereign's prior written consent, which consent shall not be unreasonably withheld. The failure of Sovereign to exercise any right or remedy shall not be deemed to constitute a waiver of such right or remedy in the future.

Section 3.07 Subrogation.

(a) The Issuer and the Foreign Enterprise acknowledge that the Notes shall not be discharged, satisfied, or otherwise terminated by reason of Sovereign's payment of compensation to the Insured under the Policy in respect of any Scheduled Payment.

(b) The Issuer and the Foreign Enterprise acknowledge that Sovereign shall be subrogated to the rights of the Holders under the Notes to the extent of payment by Sovereign to the Insured. Neither the Issuer nor the Foreign Enterprise shall assert, with respect to Sovereign, as subrogee and assignee in respect of the Notes, any claims, defenses, counterclaims, rights of set-off, or other excuses for non-payment that it may have with respect to the Notes, any Holder, or any Scheduled Payments due to any Holder.

(c) Prior to an assignment of rights or interests pursuant to Article A.6 and Condition 8 of the Policy, to the extent so requested by Sovereign and in consultation with Sovereign, the Issuer and the Foreign Enterprise shall cooperate with Sovereign and take all reasonable measures requested by Sovereign in connection with the pursuit of available administrative and judicial remedies and negotiation with the Host Government and other potential sources of payment of amounts due to it pursuant to such rights or interests. After a transfer of rights or beneficial interest to Sovereign, the Issuer and the Foreign Enterprise shall take all actions reasonably requested by Sovereign to assist Sovereign or the Insured in preserving the property, interests, and rights transferred to Sovereign pursuant to the Policy and in prosecuting related claims consistent with the terms of the Indenture.

(d) With respect solely to any subrogation rights of Sovereign or assignment to Sovereign of the Insured's right, title and interest in the Scheduled Payments, Sovereign, the Issuer and the Foreign Enterprise acknowledge that any such subrogation or assignment right will be subject to the subordination provisions set forth in the Indenture.

ARTICLE FOUR

DEFAULTS AND REMEDIES

Section 4.01 Event of Default.

The occurrence and continuation of any of the following events or circumstances shall constitute an event of default hereunder (an "Event of Default"):

(a) Any representation or warranty made by or on behalf of the Issuer or the Foreign Enterprise in or pursuant to this Agreement or in connection with any claim application under the Policy proves to have been incorrect in any material respect when made; or

(b) The Issuer or the Foreign Enterprise fails to comply with any covenant or provision set forth in Article Three and such failure continues for thirty (30) days after the occurrence thereof.

Section 4.02 Remedies Upon Event of Default.

If any Event of Default hereunder has occurred and is continuing, Sovereign may at any time do one or more of the following: (a) refuse to pay compensation under the Policy with respect to any application for compensation arising out of events occurring after the date of the occurrence of such Event of Default; (b) provided such Event of Default is also an Event of Termination, terminate the Policy; or (c) take action to enforce its rights under this Agreement.

ARTICLE FIVE

REIMBURSEMENT AND PREMIUM PAYMENT OBLIGATIONS

Section 5.01 Reimbursement Obligation.

To the extent that Sovereign has not otherwise received payment in accordance with Article A.6 or Condition 8 of the Policy, the Issuer and the Foreign Enterprise hereby unconditionally and irrevocably promise to pay to Sovereign and reimburse Sovereign, at any time and from time to time, no later than ten (10) business days following the date of a written demand from Sovereign, for the full and prompt payment in Policy Currency of all amounts due and unpaid to Sovereign under the Policy, including, but not limited to, (i) amounts owed or unreimbursed to Sovereign pursuant to Article A.6 or Condition 8 of the Policy, (ii) any and all expenses or fees Sovereign may incur in connection with collecting any or all of such amounts or in enforcing any rights or interests under the Policy, and (iii) any fees or expenses arising out of any claims, actions or suits brought against Sovereign or the Insurers by any third party in connection with the issuance of the Policy, provided that such claims, actions or suits have not been caused by negligence or willful misconduct on the part of Sovereign. Notwithstanding anything to the contrary herein, the Issuer and the Foreign Enterprise acknowledge that Sovereign's right of reimbursement and rights to payment of other amounts under this Section 5.01 are general unsecured obligations of the Issuer and the Foreign Enterprise ranking senior to all of their subordinated debt obligations. For the avoidance of doubt, failure by the Issuer or the Foreign Enterprise to comply with its obligations under this Section 5.01 shall not constitute an Event of Default under Section 4.01 hereof and Sovereign shall therefore not have the remedies set forth in Section 4.02(a) or 4.02(b) as a consequence of such failure, but shall have the right to take all action to enforce its rights to payment under this Agreement.

Section 5.02 Premium Payment Obligation

In consideration of Sovereign's underwriting expense and commitment to insure for the Policy Period, the Issuer and the Foreign Enterprise shall pay to Sovereign: (i) if the Policy is cancelled pursuant to Condition 5 of the Policy, an amount equal to one-half (50%) of the premium that would have otherwise been payable to Sovereign under the Policy for the remainder of the Policy Period; and (ii) if Sovereign pays any claim under the Policy, an amount equal to the premium that would have otherwise been payable to Sovereign on such claim amount under the Policy for the remainder of the Policy Period. Such amounts shall be paid to Sovereign in Policy Currency no later than ten (10) business days following the date of a written demand from Sovereign.

Section 5.03 Currency Delivery Requirement.

In furtherance of Article A.6.1 of the Policy, the Issuer and the Foreign Enterprise agree, in connection with any claim payment under the Policy, to deliver the inconvertible Local Currency or non-transferable Policy Currency that is the basis of any such claim to Sovereign or its designated representative in the Host Country in accordance with Article A.6.1 of the Policy. Until such time as all amounts due and payable to Sovereign in Policy Currency outside the Host Country in accordance with Condition 8 of the Policy and Article 5 of this Agreement shall have been paid to Sovereign in full, and to the extent that Sovereign is unable to convert such Local Currency into Policy Currency and transfer it out of the Host Country for application to such amounts due to Sovereign, Sovereign shall invest any such inconvertible Local Currency in Permitted Brazilian Investments selected by it in its sole discretion. To the extent that Sovereign receives all amounts due and payable to it in Policy Currency outside the Host Country in accordance with Condition 8 of the Policy and Article 5 of this Agreement, any Local Currency amounts that had been delivered to Sovereign pursuant to this Section 5.03, together with all interest earned thereon, and which have not been converted into Policy Currency, transferred out of the Host Country and applied to offset amounts payable under Condition 8 of the Policy and Article 5 of this Agreement, shall be promptly repaid to the Issuer or the Foreign Enterprise. To the extent that Sovereign receives all amounts due and payable to it in Policy Currency outside the Host Country in accordance with Condition 8 of the Policy and Article 5 of this Agreement, any Policy Currency amounts that had been delivered to Sovereign pursuant to this Section 5.03, together with all interest earned thereon, if any, and which has not been transferred out of the Host Country and applied to offset amounts payable under Condition 8 of the Policy and Article 5 this Agreement, shall be promptly repaid to the Issuer or the Foreign Enterprise.

ARTICLE SIX

MISCELLANEOUS

Section 6.01 Notices.

Each notice, demand, report, request, and communication relating to this Agreement shall be in writing in the English language, shall be hand delivered or sent by mail (postage prepaid) or facsimile transmission (with a copy by mail to follow, receipt of which copy shall not be required to effect notice) and shall be deemed duly given when sent to the following addresses, or fax numbers, or to such other address or fax number as each party shall have last specified by notice to the other party:

To the Issuer and/or the Foreign Enterprise:

Avenida Ipiranga, 282 10° Andar
01046-920 São Paulo - SP
Brazil

Fax No.: 55 11 3235 9161
Attn: Marlene Moran Millan

To Sovereign:

Sovereign Risk Insurance Ltd.
Attn: Chief Underwriter
c/o Kitson Brokerage Services Ltd.
5 Reid Street
Hamilton, HM11
Bermuda
Fax: (1) (441) 295-7357

Section 6.02 Benefit of Agreements.

(a) Nothing in this Agreement shall give to any person, other than the parties hereto, their successors and permitted assigns hereunder, any benefit or any legal or equitable right or remedy under this Agreement.

(b) The Issuer and the Foreign Enterprise hereby agree that nothing in the Policy or this Agreement shall give to the Issuer or the Foreign Enterprise or any other person, other than the Insured, any benefit or any legal or equitable right or remedy under the Policy.

Section 6.03 Termination.

Except for Section 5.01 and otherwise as expressly set forth herein, the Issuer's and the Foreign Enterprise's obligations hereunder shall terminate on the date on which the

Policy and all of Sovereign's obligations with respect thereto have terminated or been fulfilled and Sovereign has no further obligation thereunder.

Section 6.04 Arbitration.

Disputes, controversies, or claims arising out of or relating to this Agreement shall be finally and fully determined at the London Court of International Arbitration ("LCIA") in London according to the LCIA rules in effect at the date of submission. The laws of England and Wales applicable to arbitration procedure, including the provisions of the Arbitration Act of 1996 and/or any statutory modifications or amendments thereto, shall govern the procedural aspects of such arbitration proceedings. For the avoidance of doubt and as set forth in Section 6.05, in any such arbitration, this Agreement shall be governed by and construed in accordance with the laws of the State of New York. The arbitration panel shall consist of three arbitrators. Each party shall choose one arbitrator, and the two arbitrators so chosen shall select a third arbitrator who shall be chairman of the panel. The arbitral award shall be in writing, shall be final and binding upon all parties and may be enforced by any court having jurisdiction.

Section 6.05 Governing Law.

This Agreement, and any dispute, controversy or claim arising out of or relating to this Agreement, except as otherwise expressly provided, shall be governed by and construed in accordance with the laws of the State of New York. Notwithstanding the above, the laws of England and Wales governing arbitration procedure shall govern the arbitration procedure applicable to any arbitration under Section 6.04.

Section 6.06 Succession.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, provided, however, that neither the Issuer nor the Foreign Enterprise shall, without the prior written consent of Sovereign, assign or delegate all or any part of their interests herein or obligations hereunder.

Section 6.07 Integration; Amendments.

This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes all prior negotiations, understandings and agreements between them with respect to the subject matter hereof. The provisions of this Agreement may be waived, supplemented or amended only by an instrument in writing signed by authorized officers of each party.

Section 6.08 Severability.

If any provision of this Agreement is prohibited or held to be invalid, illegal or unenforceable in any jurisdiction, the parties hereto agree to the fullest extent permitted by law that (i) the validity, legality and enforceability of the other provisions in such jurisdiction shall not be affected or impaired thereby, and (ii) any such prohibition, invalidity, illegality or unenforceability shall not render such provision prohibited, invalid, illegal, or unenforceable in any other jurisdiction.

Section 6.09 No Waiver.

(a) No failure or delay by Sovereign in exercising any right, power or remedy shall operate as a waiver thereof or otherwise impair any of its rights, powers or remedies. No single or partial exercise of any such right, power, or remedy shall preclude any other or further exercise thereof or the exercise of any other legal right, power, or remedy. No waiver of any right, power, or remedy shall be effective unless given in writing.

(b) The remedies provided for herein are cumulative and are not exclusive of any other remedies provided by law. The employment of any remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other appropriate remedy.

Section 6.10 Further Assurances.

The Issuer and the Foreign Enterprise shall execute and deliver to Sovereign such additional documents as Sovereign may reasonably require to carry out the purposes of this Agreement or to preserve and protect Sovereign's rights, powers, and remedies provided for or as contemplated herein.

Section 6.11 Taxes.

All amounts payable by the Issuer and/or the Foreign Enterprise hereunder shall be paid in full, free of any deductions or withholdings for any and all taxes, levies, imposts, duties, fees, assessments, deductions and other governmental charges, and all liabilities with respect thereto, present or future. In the event that either the Issuer or the Foreign Enterprise is prohibited by law, administrative policy, decree or other governmental act from making payments hereunder free of such withholdings or deductions, then the Issuer or the Foreign Enterprise, as the case may be, shall pay such additional amount as may be necessary in order that the actual amount received after such withholding or deduction shall equal the full amount that would have been incurred hereunder had no such withholdings or deductions been made.

Section 6.12 Counterparts.

This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

Section 6.13 Issuer and Foreign Enterprise Obligations.

For the avoidance of doubt, the parties (i) acknowledge that the Issuer is a branch of the Foreign Enterprise with no separate legal status or existence and that the

Foreign Enterprise is responsible for all obligations of the Issuer, and (ii) agree that Sovereign shall be entitled to bring proceedings against either the Issuer or the Foreign Enterprise in respect of the full amounts owing by the Issuer and the Foreign Enterprise hereunder and that Sovereign shall not be required to first proceed against the Issuer before proceeding against the Foreign Enterprise. Sovereign acknowledges that any Policy Currency payments from the Foreign Enterprise are currently, and may in the future be, subject to the Brazilian legal requirement of prior approval of the Central Bank.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered on its behalf by an authorized officer as of the date first above written.

BANCO BRADESCO S.A.,	SOVEREIGN RISK INSURANCE LTD.,
acting through its Grand Cayman branch	as Agent for the Insurers

By: JOSE GUILHERME LEMBI DE FARIA	By: CHRISTINA WESTHOLM-SCHRODER

Title: DIRETOR GERENTE	Title: CHIEF UNDERWRITER

BANCO BRADESCO S.A.,
acting through its principal office in Brazil

By: NORBERTO PINTO BARBEDO

Title: DIRETOR VICE-PRESIDENTE